Exhibit 99.1

X-Rite Announces Chief Financial Officer Departure,

Appointment of Interim Replacement

Discussions with Debt Holders Continue as Planned

GRAND RAPIDS, Mich.--(BUSINESS WIRE)--X-Rite, Incorporated (NASDAQ:XRIT) today announced that Lynn J. Lyall, who had served in the Chief Financial Officer (CFO) position since March of 2008, has left the company for personal reasons. X-Rite has named Dave Rawden as interim CFO and does not anticipate any disruptions in ongoing talks with lenders or investors. Dave has held a number of CFO positions in middle market public companies including Exopack Holding and Allied Holdings. In addition, Dave has had several experiences successfully managing through situations where refinancing and capital structure changes were appropriate. Dave is a CPA and holds a Bachelor of Science Degree in Accounting from Michigan State University. It is expected that Dave will remain engaged until a permanent CFO is hired. The Company will also expand the role of Brad Freiburger, Vice President and Controller. Brad will expand his current responsibilities to include planning and analysis.

“It’s crucial for all of our constituencies to understand that I have led and continue to lead all ongoing discussions with our lenders with the assistance of our financial partner, RBC Capital. This change will likely have a positive impact on our current situation given Dave’s experience,” stated Thomas J. Vacchiano, Jr., Chief Executive Officer. “Further, Lynn’s resignation is in no way associated with any new issues related to our financial condition or recapitalization efforts. The fit between our needs and Lynn’s interests just proved to be a poor match. Dave’s skills will be a great asset to the Company at this time, and I look forward to working with him as we work through addressing our lender agreements and capital structure needs. I have every confidence in the abilities of our financial team to meet our day-to-day financial management responsibilities.”

Tom Vacchiano concluded, “We continue to work diligently with our lenders to address our recent covenant defaults and believe that we will have sufficient cash flow to operate our business and make our scheduled interest payments. We are encouraged by our work with RBC to date and our ongoing discussions with lenders and investors to address our capital needs going forward.”

About X-Rite

(NASDAQ: XRIT) X-Rite is the global leader in color-measurement solutions, offering hardware, software, color standards and services for the verification and communication of color data. The Company serves a range of industries, including imaging and media, industrial color and appearance, retail color matching, and medical. X-Rite serves customers in more than 100 countries from its offices in Europe, Asia and the Americas.

CONTACT:
Ashton Partners
Sarah Todem, 312-553-6747
sarah.todnem@FDAshtonpartners.com